Exhibit 99.1
(Filed herewith)

NEWS RELEASE — November 21, 2007

For information, call:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Deere Posts Record Earnings for Fourth Quarter and Full Year

•                  Net income reaches $422 million for quarter, $1.82 billion for full year.

•                  Quarter’s EPS from continuing operations climbs 57%; net sales and revenues up 20%.

•                  Agricultural operations pace improvement.

•                  Further sales and profit gains forecast for 2008.

MOLINE, Illinois (November 21, 2007) — Deere & Company today announced worldwide net income of $422.1 million, or $1.88 per share, for the fourth quarter ended October 31, compared with $277.3 million, or $1.20 per share, for the same period last year. Income from continuing operations was $422.1 million, or $1.88 per share, for the fourth quarter, versus $276.7 million, or $1.20 per share, last year.

For the full year, net income was $1.822 billion, or $8.01 per share, compared with $1.694 billion, or $7.18 per share, last year. Full-year income from continuing operations was $1.822 billion, or $8.01 per share, in comparison with $1.453 billion, or $6.16 per share, a year ago.

Earnings per share figures do not reflect the recently approved two-for-one stock split. The split, in the form of a 100 percent stock dividend on December 3, to holders of record on November 26, was approved by shareholders earlier this month. (Refer to Note 4 in the accompanying consolidated financial statements for further details.)

“Deere’s continuing strong performance reflects improving execution of our plans to create a fundamentally more profitable, resilient business,” said Robert W. Lane, chairman and chief executive officer. “As a result, the company has delivered four successive years of record results, and done so in the face of mixed market conditions.” In 2007, Deere benefited from an improving global farm economy yet saw weakening in the construction, forestry, commercial and consumer sectors, chiefly as a result of the U.S. housing downturn. Said Lane, “In addition to our ongoing focus on cost and asset management, Deere has successfully entered new markets, made important acquisitions, and expanded its global customer base with advanced lines of innovative products and services.”

Worldwide net sales and revenues increased 20 percent to $6.141 billion for the fourth quarter and were up 9 percent to $24.082 billion for the full year. Net sales of the equipment operations were $5.423 billion for the quarter and $21.489 billion for the year, compared with $4.486 billion and $19.884 billion for the respective periods last year.

Summary of Operations

Net sales of the worldwide equipment operations increased 21 percent for the quarter and rose 8 percent for the year. Included were positive effects for currency translation and price changes of 6 percent for the quarter and 5 percent for the year. Equipment sales in the U.S. and Canada were up 15 percent for the quarter and flat for the year, while net sales outside the U.S. and Canada increased by 32 percent for the quarter and 27 percent for the year. Currency translation added 9 percentage points to sales outside the U.S. and Canada for the quarter and 7 points for the year.

Deere’s equipment divisions reported operating profit of $511 million for the quarter and $2.318 billion for the year, compared with $276 million and $1.905 billion for the same periods last year. The operating profit improvement for the quarter was largely due to the favorable impact of higher sales volumes and improved price realization, partially offset by higher selling, administrative and general expenses, and increased research and development costs. Full-year operating profit rose primarily due to improved price realization and higher sales and production volumes. Higher selling, administrative and general expenses, increased raw-material costs, and higher research and development costs partially offset the improvement for the full year.

Trade receivables and inventories at the end of the quarter were $5.392 billion, or 25 percent of previous 12-month sales, compared with $4.995 billion, or 25 percent of sales, a year ago.

Financial services reported net income of $96.9 million for the quarter and $363.7 million for the full year versus $87.5 million and $584.3 million for the comparable periods last year, which included results from the discontinued health-care business. Income from continuing operations was $96.9 million for the quarter and $363.7 million for the year, versus $86.9 million and $343.7 million a year earlier. The improvement for both periods was primarily due to growth in the credit portfolio, partially offset by increased selling, administrative and general expenses.  Full-year results were affected by a higher provision for credit losses.

Company Outlook

Company equipment sales are projected to increase by about 12 percent for the full year and to be up approximately 25 percent for the first quarter of 2008. LESCO operations are expected to account for about 2 percentage points of the sales increase for the year and 3 points in the first quarter. Deere’s net income is forecast to be about $2.1 billion for 2008 and about $325 million for the first quarter.

Company Summary

In addition to achieving strong financial performance, Deere in 2007 funded a disciplined global growth plan, returned $1.9 billion to investors through share repurchases and dividends, and made further strides in operating and asset efficiency. “Deere is well-positioned to continue benefiting from powerful global economic trends such as growing affluence and increasing demand for food, feed and biofuels,” Lane said. “Our plans for growing a great business are well on track, and yielding impressive results, thanks to the strong support of our employees, customers, suppliers and dealers.”

Equipment Division Performance

Agricultural. Division sales rose 35 percent for the quarter and 18 percent for the full year. For both periods, the increases were a result of higher volumes, the favorable effects of currency translation, and improved price realization. Operating profit was $388 million for the quarter and $1.443 billion for the full year, compared with $143 million and $882 million for the respective periods last year. Operating profit was higher for both the quarter and full year  primarily due to the favorable impact of higher sales and production volumes and improved price realization, partially offset by higher selling, administrative and general expenses, which were attributable in large part to the division’s growth initiatives and currency translation.  Also affecting full-year results were increased raw-material costs and higher research and development costs.

Commercial & Consumer. Division sales rose 35 percent for the quarter and 12 percent for the full year compared with 2006. LESCO operations accounted for 29 percentage points of the quarter’s increase and 9 points for the full year. The division had an operating loss of $11 million for the quarter and an operating profit of $304 million for the full year, compared with last year’s operating loss of $3 million for the quarter and operating profit of $221 million for the year. Operating profit declined for the quarter largely due to higher selling, administrative and general expenses, primarily related to LESCO, partially offset by higher sales volumes. The year’s profit increase primarily resulted from the impact of higher sales volumes and improved price realization, partially offset by higher selling, administrative and general expenses largely attributable to LESCO. A supplier of consumable lawn care, landscape, golf course and pest control products, LESCO was acquired by Deere in the third quarter of 2007.

Construction & Forestry. Sales declined 11 percent for the fourth quarter and were down 13 percent for the full year. Operating profit was $134 million for the quarter and $571 million for the full year, compared with $136 million and $802 million a year ago. Operating profit declined for the quarter mainly due to lower sales volumes, largely offset by improved price realization.  The year’s decline in operating profit was primarily due to lower sales and production volumes and higher raw-material costs, partially offset by positive price realization. Last year’s results included expenses related to the closure of a Canadian forestry-equipment facility.

Market Conditions & Outlook

Agricultural.  Driven by continuing strength in the farm sector, worldwide sales of John Deere agricultural equipment are expected to increase by about 17 percent for full-year 2008.  Included in the division’s sales forecast is one percentage point for currency translation and one point related to the acquisition of Ningbo Benye, a Chinese-based tractor manufacturer purchased by Deere in the fourth quarter of 2007.

Worldwide farm conditions remain quite positive, benefiting from growing economic prosperity, healthy commodity prices and demand for renewable fuels. Relative to consumption, global grain stocks such as wheat and corn are continuing to run at or near 30-year lows. John Deere sales are expected to receive further support from a large number of advanced new products reaching global customers in 2008.

On an industry basis, sales of farm machinery in the U.S. and Canada are forecast to be up 10 to 15 percent for the year, due in part to a substantial jump in farm cash receipts. Large tractors and combines are expected to pace the sales improvement, while demand for cotton pickers is expected to be lower. Industry sales in Western Europe are forecast to be flat to up slightly for the year with greater increases expected in Eastern Europe and the CIS (Commonwealth of Independent States) countries, including Russia. These latter areas are expected to continue experiencing strong growth due to rising demand for productive farm machinery. South American markets are expected to show further improvement in 2008, with industry sales forecast to increase by 10 to 15 percent. Farm machinery demand in Brazil, while receiving support from strong commodity prices, may be tempered by uncertainties over the status of government-backed financing programs. Deere anticipates its sales will be helped by an expanded product line and additional production capacity associated with the opening of a new tractor-manufacturing facility in Montenegro, Brazil.

Commercial & Consumer.  John Deere commercial and consumer equipment sales are projected to be up about 10 percent for the year, including about 8 percentage points from a full year of LESCO sales.  Division sales, in addition, are expected to benefit from new products, such as an expanded line of innovative commercial mowing equipment. Given the nature of Deere’s commercial and consumer businesses, sales tend to have a high degree of sensitivity to weather patterns and U.S. housing markets.

Construction & Forestry.  U.S. markets for construction and forestry equipment are forecast to remain under pressure in 2008 due in large part to a continuing slump in housing starts. Non-residential construction is expected to remain flat at last year’s relatively strong levels. Pressure on the U.S. housing market is expected to contribute to lower worldwide sales of forestry equipment in 2008, though sales in Europe are forecast to remain at strong levels. Despite this generally weak environment, Deere sales are expected to benefit from new products and a return to factory-production levels in closer alignment with retail demand. Last year, the company made a significant reduction in construction and forestry inventories, which restrained production. In addition, Deere’s sales to the independent rental channel, which saw a large decline in 2007, are expected to be flat in the coming year. For 2008, the company’s worldwide sales of construction and forestry equipment are forecast to be approximately equal to the prior year.

Credit.  Full-year 2008 net income for Deere’s credit operations is forecast to be approximately $375 million, with the improvement driven by growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $82.8 million for the fourth quarter and $311.2 million for the full year, compared with net income of $73.8 million and $291.2 million for the respective periods last year. Results for both periods benefited primarily from growth in the portfolio, partially offset by increased selling, administrative and general expenses. The full year was also affected by a higher provision for credit losses.

Net receivables and leases financed by JDCC were $18.648 billion at October 31, 2007, compared with $17.576 billion last year. Net receivables and leases administered, which include receivables previously sold, totaled $18.871 billion at October 31, 2007, compared with $18.529 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions (including drought in the eastern U.S.), soil conditions, harvest yields, prices for commodities and livestock, crop production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from farm economic conditions in Brazil), international reaction to such programs, uncertainties over passage of the U.S. Farm Bill, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).  The success of the fall harvest and the prices realized by farmers for their crops especially affect retail sales of agricultural equipment in the winter.

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather or natural disasters; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; changes in tax rates; the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Fourth Quarter and 2007 Press Release

(millions of dollars)

	Three Months Ended October 31			Twelve Months Ended October 31
	2007	2006	% Change	2007	2006	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,188	$2,370	+35	$12,121	$10,232	+18
Commercial and consumer equipment net sales	1,027	758	+35	4,333	3,877	+12
Construction and forestry net sales	1,208	1,358	-11	5,035	5,775	-13
Total net sales *	5,423	4,486	+21	21,489	19,884	+8
Credit revenues	567	502	+13	2,094	1,819	+15
Other revenues	151	130	+16	499	445	+12
Total net sales and revenues *	$6,141	$5,118	+20	$24,082	$22,148	+9

Operating profit: **
Agricultural equipment	$388	$143	+171	$1,443	$882	+64
Commercial and consumer equipment	(11)	(3)	+267	304	221	+38
Construction and forestry	134	136	-1	571	802	-29
Credit	145	131	+11	548	520	+5
Other	1	(2)		5	1	+400
Total operating profit *	657	405	+62	2,871	2,426	+18
Interest, corporate expenses and income taxes	(235)	(129)	+82	(1,049)	(973)	+8
Income from continuing operations	422	276	+53	1,822	1,453	+25
Income from discontinued operations		1			241
Net income	$422	$277	+52	$1,822	$1,694	+8

* Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$2,014	$1,530	+32	$7,660	$6,033	+27
Operating profit	$217	$71	+206	$779	$460	+69
The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**   Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2007 and 2006
(In millions of dollars and shares except per share amounts)

	2007	2006
Net Sales and Revenues
Net sales	$5,423.4	$4,486.3
Finance and interest income	565.2	494.0
Other income	152.3	137.2
Total	6,140.9	5,117.5

Costs and Expenses
Cost of sales	4,054.2	3,524.2
Research and development expenses	231.4	201.1
Selling, administrative and general expenses	754.2	619.2
Interest expense	309.0	275.4
Other operating expenses	173.5	130.1
Total	5,522.3	4,750.0

Income of Consolidated Group Before Income Taxes	618.6	367.5
Provision for income taxes	202.7	108.0
Income of Consolidated Group	415.9	259.5
Equity in Income of Unconsolidated Affiliates	6.2	17.2
Income from Continuing Operations	422.1	276.7
Income from Discontinued Operations		.6
Net Income	$422.1	$277.3

Per Share Data
Basic:
Continuing operations	$1.91	$1.21
Discontinued operations
Net income	$1.91	$1.21

Diluted:
Continuing operations	$1.88	$1.20
Discontinued operations
Net income	$1.88	$1.20

Average Shares Outstanding:
Basic	221.0	228.9
Diluted	224.1	231.0

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2007 and 2006
(In millions of dollars and shares except per share amounts)

	2007	2006
Net Sales and Revenues
Net sales	$21,489.1	$19,884.0
Finance and interest income	2,054.8	1,776.8
Other income	538.3	487.0
Total	24,082.2	22,147.8

Costs and Expenses
Cost of sales	16,252.8	15,362.0
Research and development expenses	816.8	725.8
Selling, administrative and general expenses	2,620.8	2,323.9
Interest expense	1,151.2	1,017.5
Other operating expenses	565.1	544.8
Total	21,406.7	19,974.0

Income of Consolidated Group Before Income Taxes	2,675.5	2,173.8
Provision for income taxes	883.0	741.6
Income of Consolidated Group	1,792.5	1,432.2
Equity in Income of Unconsolidated Affiliates	29.2	21.0
Income from Continuing Operations	1,821.7	1,453.2
Income from Discontinued Operations		240.6
Net Income	$1,821.7	$1,693.8

Per Share Data
Basic:
Continuing operations	$8.11	$6.23
Discontinued operations		1.03
Net income	$8.11	$7.26

Diluted:
Continuing operations	$8.01	$6.16
Discontinued operations		1.02
Net income	$8.01	$7.18

Average Shares Outstanding:
Basic	224.6	233.4
Diluted	227.5	235.8

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2007 and 2006

(In millions of dollars)

	2007	2006
Assets
Cash and cash equivalents	$2,278.6	$1,687.5
Marketable securities	1,623.3	1,816.7
Receivables from unconsolidated affiliates	29.6	22.2
Trade accounts and notes receivable — net	3,055.0	3,037.7
Financing receivables — net	15,631.2	14,004.0
Restricted financing receivables — net	2,289.0	2,370.8
Other receivables	596.3	448.2
Equipment on operating leases — net	1,705.3	1,493.9
Inventories	2,337.3	1,957.3
Property and equipment — net	3,534.0	2,763.6
Investments in unconsolidated affiliates	149.5	124.0
Goodwill	1,234.3	1,110.0
Other intangible assets — net	131.0	56.4
Retirement benefits	1,976.0	2,642.4
Deferred income taxes	1,399.5	582.2
Other assets	605.8	603.5
Total Assets	$38,575.7	$34,720.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,969.4	$8,121.2
Payables to unconsolidated affiliates	136.5	31.0
Accounts payable and accrued expenses	5,357.9	4,482.8
Accrued taxes	274.3	152.5
Deferred income taxes	183.4	64.9
Long-term borrowings	11,798.2	11,584.0
Retirement benefits and other liabilities	3,700.2	2,792.8
Total liabilities	31,419.9	27,229.2
Stockholders’ equity	7,155.8	7,491.2
Total Liabilities and Stockholders’ Equity	$38,575.7	$34,720.4

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2007 and 2006
(In millions of dollars)

	2007	2006
Cash Flows from Operating Activities
Net income	$1,821.7	$1,693.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	71.0	65.9
Provision for depreciation and amortization	744.4	691.4
Share-based compensation expense	82.0	90.7
Gain on the sale of a business		(356.0)
Undistributed earnings of unconsolidated affiliates	(17.1)	(18.5)
Provision (credit) for deferred income taxes	(4.2)	15.8
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	131.1	(703.9)
Inventories	(357.2)	(78.0)
Accounts payable and accrued expenses	418.6	155.3
Accrued income taxes payable/receivable	10.5	29.7
Retirement benefit accruals/prepaid pension costs	(163.2)	(400.0)
Other	21.8	(213.0)
Net cash provided by operating activities	2,759.4	973.2

Cash Flows from Investing Activities
Collections of financing receivables	10,335.3	9,274.9
Proceeds from sales of financing receivables	141.4	108.0
Proceeds from maturities and sales of marketable securities	2,458.5	3,006.0
Proceeds from sales of equipment on operating leases	355.2	310.9
Proceeds from sales of businesses, net of cash sold	77.2	440.1
Cost of financing receivables acquired	(11,388.3)	(10,451.0)
Purchases of marketable securities	(2,251.6)	(2,565.6)
Purchases of property and equipment	(1,022.5)	(766.0)
Cost of equipment on operating leases acquired	(461.7)	(417.4)
Acquisitions of businesses, net of cash acquired	(189.3)	(55.7)
Other	12.5	(33.1)
Net cash used for investing activities	(1,933.3)	(1,148.9)

Cash Flows from Financing Activities
Increase in short-term borrowings	99.4	1,208.7
Proceeds from long-term borrowings	4,283.9	3,140.2
Payments of long-term borrowings	(3,136.5)	(3,520.6)
Proceeds from issuance of common stock	285.7	327.6
Repurchases of common stock	(1,517.8)	(1,299.3)
Dividends paid	(386.7)	(348.4)
Excess tax benefits from share-based compensation	102.2	85.6
Other	(11.2)	(10.6)
Net cash used for financing activities	(281.0)	(416.8)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	46.0	21.8

Net Increase (Decrease) in Cash and Cash Equivalents	591.1	(570.7)
Cash and Cash Equivalents at Beginning of Year	1,687.5	2,258.2
Cash and Cash Equivalents at End of Year	$2,278.6	$1,687.5

See Notes to Interim Financial Statements.

Notes to Financial Statements

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2007	2006	2007	2006
Dividends declared	$.50	$.39	$1.82	$1.56
Dividends paid	$.44	$.39	$1.71	$1.48

(2)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2007	2006	2007	2006
Net income	$422.1	$277.3	$1,821.7	$1,693.8

Other comprehensive income (loss), net of tax*:

Minimum pension liability adjustment	65.8	21.3	65.8	21.3

Cumulative translation adjustment	147.9	18.7	329.1	79.7

Unrealized gain (loss) on derivatives	(15.0)	(4.1)	(14.4)	.6

Unrealized loss on investments	(.8)	(3.1)	(1.0)	(.9)

Comprehensive income	$620.0	$310.1	$2,201.2	$1,794.5

*

Does not include the incremental effect on accumulated other comprehensive income from the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, at October 31, 2007, as required by the new accounting standard. The incremental effect from the adoption of the new Statement was a decrease in accumulated other comprehensive income (stockholders’ equity) of approximately $1.1 billion.

(4)

On November 14, 2007, the stockholders of the Company approved a two-for-one stock split effected in the form of a 100 percent stock dividend to stockholders of record on November 26, 2007, to be distributed on December 3, 2007. The proforma share data adjusted for the effects of the stock split are as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2007	2006	2007	2006
Per Share Data:

Basic:
Continuing operations	$.96	$.61	$4.05	$3.11
Discontinued operations				.52
Net income	$.96	$.61	$4.05	$3.63

Diluted:
Continuing operations	$.94	$.60	$4.00	$3.08
Discontinued operations				.51
Net income	$.94	$.60	$4.00	$3.59

Average Shares Outstanding:

Basic	441.9	457.8	449.3	466.8
Diluted	448.1	462.0	455.0	471.6

Dividends:

Dividends declared	$.25	$.19 ½	$.91	$.78
Dividends paid	$.22	$.19 ½	$.85 ½	$.74

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statement of Consolidated Income. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis. The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis. In February 2006, the Company sold its health care operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2007 and 2006

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$5,423.4	$4,486.3
Finance and interest income	44.1	27.5	$595.5	$540.5
Other income	110.1	104.9	66.0	49.4
Total	5,577.6	4,618.7	661.5	589.9

Costs and Expenses
Cost of sales	4,054.5	3,524.2
Research and development expenses	231.4	201.1
Selling, administrative and general expenses	654.2	508.4	102.1	111.3
Interest expense	50.2	42.1	273.4	247.6
Interest compensation to Financial Services	59.7	59.7
Other operating expenses	55.5	45.0	139.5	101.7
Total	5,105.5	4,380.5	515.0	460.6

Income of Consolidated Group Before Income Taxes	472.1	238.2	146.5	129.3
Provision for income taxes	153.1	65.5	49.6	42.5
Income of Consolidated Group	319.0	172.7	96.9	86.8

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	95.6	88.0		.1
Other	7.5	16.0
Total	103.1	104.0		.1

Income from Continuing Operations	422.1	276.7	96.9	86.9
Income from Discontinued Operations		.6		.6
Net Income	$422.1	$277.3	$96.9	$87.5

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2007 and 2006

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$21,489.1	$19,884.0
Finance and interest income	123.4	92.2	$2,225.2	$1,980.3
Other income	403.7	383.9	214.3	163.6
Total	22,016.2	20,360.1	2,439.5	2,143.9

Costs and Expenses
Cost of sales	16,254.0	15,362.0
Research and development expenses	816.8	725.8
Selling, administrative and general expenses	2,237.0	1,942.1	390.8	384.3
Interest expense	181.2	193.4	1,017.3	876.1
Interest compensation to Financial Services	246.4	243.7
Other operating expenses	157.8	239.9	478.8	362.9
Total	19,893.2	18,706.9	1,886.9	1,623.3

Income of Consolidated Group Before Income Taxes	2,123.0	1,653.2	552.6	520.6
Provision for income taxes	693.8	564.4	189.3	177.3
Income of Consolidated Group	1,429.2	1,088.8	363.3	343.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	360.8	342.8	.4	.4
Other	31.7	21.6
Total	392.5	364.4	.4	.4

Income from Continuing Operations	1,821.7	1,453.2	363.7	343.7
Income from Discontinued Operations		240.6		240.6
Net Income	$1,821.7	$1,693.8	$363.7	$584.3

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2007 and 2006

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Assets
Cash and cash equivalents	$2,019.6	$1,476.7	$259.1	$210.8
Marketable securities	1,468.2	1,709.0	155.1	107.7
Receivables from unconsolidated subsidiaries and affiliates	437.0	494.2	.2	.1
Trade accounts and notes receivable — net	1,028.8	986.7	2,475.9	2,485.6
Financing receivables — net	11.0	5.3	15,620.2	13,998.7
Restricted financing receivables — net			2,289.0	2,370.8
Other receivables	524.0	317.9	74.2	130.4
Equipment on operating leases — net			1,705.3	1,493.9
Inventories	2,337.3	1,957.3
Property and equipment —net	2,721.4	2,414.0	812.6	349.6
Investments in unconsolidated subsidiaries and affiliates	2,643.4	2,665.3	5.1	4.6
Goodwill	1,234.3	1,110.0
Other intangible assets — net	131.0	56.4
Retirement benefits	1,967.6	2,630.3	9.0	12.1
Deferred income taxes	1,418.5	681.5	46.1	10.6
Other assets	347.6	306.1	259.3	298.3
Total Assets	$18,289.7	$16,810.7	$23,711.1	$21,473.2

Liabilities and Stockholders’ Equity
Short-term borrowings	$129.8	$282.5	$9,839.7	$7,838.6
Payables to unconsolidated subsidiaries and affiliates	136.5	31.0	407.4	472.2
Accounts payable and accrued expenses	4,884.4	4,115.2	924.2	803.1
Accrued taxes	242.4	137.9	33.7	14.6
Deferred income taxes	99.8	16.8	148.8	158.0
Long-term borrowings	1,973.2	1,969.5	9,825.0	9,614.5
Retirement benefits and other liabilities	3,667.8	2,766.6	33.1	26.3
Total liabilities	11,133.9	9,319.5	21,211.9	18,927.3
Stockholders’ equity	7,155.8	7,491.2	2,499.2	2,545.9
Total Liabilities and Stockholders’ Equity	$18,289.7	$16,810.7	$23,711.1	$21,473.2

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2007 and 2006

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$1,821.7	$1,693.8	$363.7	$584.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	7.5	14.6	63.5	51.4
Provision for depreciation and amortization	429.2	406.8	374.6	323.2
Gain on the sale of a business		(356.0)		(356.0)
Undistributed earnings of unconsolidated subsidiaries and affiliates	207.7	(273.7)	(.3)	(.3)
Provision (credit) for deferred income taxes	39.1	19.1	(43.3)	(3.4)
Changes in assets and liabilities:
Receivables	(38.8)	(108.4)	(17.0)	(20.6)
Inventories	(87.9)	211.8
Accounts payable and accrued expenses	329.8	83.8	104.0	128.7
Accrued income taxes payable/receivable	(5.1)	45.1	15.6	(15.4)
Retirement benefit accruals/prepaid pension costs	(172.1)	(395.1)	9.0	(4.9)
Other	157.6	(30.5)	(18.8)	105.2
Net cash provided by operating activities	2,688.7	1,311.3	851.0	792.2

Cash Flows from Investing Activities
Collections of receivables			30,178.1	29,067.2
Proceeds from sales of financing receivables			229.9	139.6
Proceeds from maturities and sales of marketable securities	2,453.5	2,901.6	5.0	104.4
Proceeds from sales of equipment on operating leases			355.2	310.9
Proceeds from sales of businesses, net of cash sold	77.2	440.1
Cost of receivables acquired			(31,195.0)	(30,907.0)
Purchases of marketable securities	(2,200.8)	(2,447.3)	(50.8)	(118.3)
Purchases of property and equipment	(557.3)	(493.1)	(465.2)	(272.9)
Cost of equipment on operating leases acquired			(825.6)	(808.9)
Acquisitions of businesses, net of cash acquired	(189.3)	(55.7)
Other	(97.2)	32.4	48.6	(106.3)
Net cash provided by (used for) investing activities	(513.9)	378.0	(1,719.8)	(2,591.3)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(208.0)	(140.6)	307.5	1,349.3
Change in intercompany receivables/payables	67.6	(184.4)	(67.6)	4.7
Proceeds from long-term borrowings			4,283.8	3,140.2
Payments of long-term borrowings	(7.8)	(782.7)	(3,128.7)	(2,737.8)
Proceeds from issuance of common stock	285.7	327.6
Repurchases of common stock	(1,517.8)	(1,299.3)
Dividends paid	(386.7)	(348.4)	(588.1)	(106.7)
Excess tax benefits from share-based compensation	102.2	85.6
Other	3.7	(10.6)	93.4	40.8
Net cash provided by (used for) financing activities	(1,661.1)	(2,352.8)	900.3	1,690.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	29.2	16.6	16.8	5.2

Net Increase (Decrease) in Cash and Cash Equivalents	542.9	(646.9)	48.3	(103.4)
Cash and Cash Equivalents at Beginning of Year	1,476.7	2,123.6	210.8	314.2
Cash and Cash Equivalents at End of Year	$2,019.6	$1,476.7	$259.1	$210.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.